                                                                    EXHIBIT 99.5


                       EMPLOYEE TERMINATION, CONSULTING
                         AND NON-COMPETITION AGREEMENT

          Employee Termination, Consulting and Non-Competition Agreement (this "Agreement"), dated as of February 9, 2000, by and between Landry's Seafood
 ---------
Restaurants, Inc., a Delaware corporation ("Purchaser"), and Steven W. Schussler
                                            ---------
(the "Consultant").
      ----------

                             W I T N E S S E T H:
                             - - - - - - - - - -

          WHEREAS, Purchaser, LSR Acquisition Corp., a Delaware corporation (the "Merger Sub"), and Rainforest Cafe, Inc., a Minnesota corporation (the
 ----------
"Company"), have entered into an Agreement and Plan of Merger dated as of
 -------
February 9, 2000 (as the same may be amended from time to time, the "Merger
                                                                     ------
Agreement");
---------

          WHEREAS, the Consultant desires to perform services for Purchaser in accordance with and subject to the terms and conditions provided herein;

          WHEREAS, the Consultant desires to be bound by the noncompetition, nonsolicitation, confidentiality and other terms and provisions contained in this Agreement; and

          WHEREAS, the Consultant acknowledges that Purchaser would not have entered into the Merger Agreement absent the transactions contemplated by this Agreement.

          NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                CERTAIN MATTERS

          Section 1.1  Effectiveness.  This Agreement shall become effective
                       -------------
only upon consummation of the Merger at the Effective Time (as such capitalized terms are defined in the Merger Agreement). If the Merger Agreement is terminated for any reason, then this Agreement shall terminate and be of no force or effect.

          Section 1.2  Forfeiture of Company Option.  Consultant agrees that, in
                       ----------------------------
consideration of compensation received hereunder, any and all Company Options (as defined in the Merger Agreement) beneficially owned by the Consultant shall be forfeited as of the Effective Time and the Consultant shall have no further rights with respect to such Company Options; provided, however, that this
                                             --------  -------
Section 1.2 shall not apply with respect to 76,500 Company Options which have an exercise price less than the closing market price of shares of Company common stock on NASDAQ on the last trading day immediately prior to the date hereof.

          Section 1.3  Compensation and Related Matters.
                       --------------------------------

               (a)  Consulting Fee.  In consideration of the covenants of the
                    --------------
Consultant contained in this Agreement, Purchaser shall pay to the Consultant
(i) a one-time fee equal to one million four hundred thousand dollars ($1,400,000) at the Closing (as such term is defined in the Merger Agreement) and (ii) a one-time fee in an amount equal to one hundred thousand dollars ($100,000) on the day which is ninety-days following the Closing Date.

               (b)  Business Expenses.  The Consultant will be reimbursed by
                    -----------------
Purchaser for all ordinary and reasonable business expenses incurred by him in connection with his performance of consulting services hereunder upon submission by the Consultant of receipts and other documentation as may be requested by Purchaser.

          Section 1.4  Setoff of Payments under this Agreement.  Notwithstanding
                       ---------------------------------------
anything to the contrary contained in this Agreement, any amounts payable by Purchaser to the Consultant under this Agreement

(including pursuant to Section 1.3 hereof) shall be offset (i) first, against any and all amounts of interest due or owing to the Company by Consultant under the Loan Agreement, and (ii) second, against any and all amounts of principal outstanding under the Loan Agreement. For purposes of this Agreement, the term "Loan Agreement" means the Secured Demand Note dated November 3, 1999, by
 --------------
Consultant in favor of the Company, evidencing indebtedness in the amount of $1,700,000.

          Section 1.5  Termination of Employment.  Effective as of the Effective
                       -------------------------
Time, the Consultant acknowledges and agrees that his employment with the Company shall be terminated, and the Company shall not owe Consultant any monies, securities, severance payments or other consideration with respect to his terminated employment (other than as provided in the proviso to Section 1.2 hereof and other than amounts payable under this Agreement).

                                  ARTICLE II

                                  CONSULTING

          Section 2.1  Engagement as Consultant.  Purchaser hereby agrees to
                       ------------------------
engage the Consultant, and the Consultant hereby agrees to perform services for Purchaser, on the terms and conditions set forth herein.

          Section 2.2  Term.  The term (the "Term") of the covenants contained
                       ----                  ----
in Article II of this Agreement is for the twenty-four month period commencing on the Effective Time, subject to earlier termination pursuant hereto.

          Section 2.3  Duties and Reporting Relationship.  From time to time
                       ---------------------------------
during the Term, the Consultant shall perform such services relating to the business of Purchaser as the Consultant and the President of the Purchaser (or his designee) shall mutually agree. The Consultant shall in no event be required to provide more than ten (10) hours per week of consulting services to Purchaser for the first three months of the Term, and no more than twenty (20) hours per month of consulting services to Purchaser thereafter, except in each case as agreed to by the Consultant. The scheduling of such time shall be at the Consultant's sole discretion. Except as provided in Article IV hereof, Purchaser acknowledges that the Consultant is permitted to pursue other activities, whether of a personal or business nature, and, accordingly, may not always be immediately available to Purchaser.

          Section 2.4  Place of Performance.  The Consultant shall perform his
                       --------------------
duties and conduct his business at such locations as are reasonably acceptable to him; provided, however, that, as mutually agreed, the Consultant will be
        --------  -------
available to travel domestically to meet from time to time with representatives of Purchaser.


                                  ARTICLE III

                              TRANSITION MATTERS

          Section 3.1  Transition Matters.  The Consultant shall render such
                       ------------------
services to Purchaser as the Consultant and the President of the Purchaser (or his designee) shall mutually agree with respect to (i) Purchaser and Company business matters relating to the transition period prior to and following the Merger and (ii) integration of the business of the Company with the business of Purchaser.


                                  ARTICLE IV

                                NON-COMPETITION

          Section 4.1  Reasonableness of Provisions.
                       ----------------------------

               (a) The Consultant acknowledges and agrees that the provisions contained in Article IV of this Agreement are reasonable with respect to their duration, geographical area and scope. Without limiting the generality of the foregoing, the Consultant further acknowledges and agrees that any and all of the provisions of Article IV of this Agreement are reasonable and necessary to protect the legitimate interests of the Purchaser. For purposes of this Article IV only, the term "Purchaser" shall mean any and all of Purchaser and its
                   ---------
subsidiaries from time to time (including, without limitation, the Surviving Corporation (as such term is defined in the Merger Agreement) from and after the Effective Time).

               (b) The Consultant acknowledges and agrees that the food service and theme restaurant business of the Purchaser (as such business is conducted as of the date of this Agreement and may be conducted from time to time in the future, the "Business") is intensely competitive and that the Consultant has had
             --------
access to, has and may in the future have knowledge of confidential information of the Purchaser, including, but not limited to, the identity of the Purchaser's franchisees and other persons with whom Purchaser has business relationships, the identity of the representatives of such persons with whom the Purchaser has dealt, information concerning the creation or development of products offered by Purchaser, demographic and other information related to actual and targeted customers of Purchaser, computer software applications and other programs, personnel information, intellectual property and other trade secrets (collectively, the "Confidential Information").
                    ------------------------

               (c) The Consultant acknowledges and agrees that the direct or indirect disclosure by the Consultant of any Confidential Information to existing or potential competitors of the Purchaser or the Business would place the Purchaser at a competitive disadvantage and would do serious damage, monetary and otherwise, to the Purchaser and the Business.

               (d) The Consultant acknowledges and agrees that the Consultant's engaging in any of the activities prohibited by this Agreement may constitute improper appropriation or use of the Confidential Information or both. The Consultant acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectible business interest of Purchaser.

          Section 4.2  Noncompetition.
                       --------------

               (a) During the Restricted Period, the Consultant shall not (either directly or indirectly, through Representatives or otherwise), anywhere in the world, engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with as an officer, employee, partner, director or otherwise with, or aid or assist any other person in the conduct of, any restaurant, food service or restaurant business (i) with an environmental, jungle, forest, zoological, animal (including living, mannequin or robotic animals) or aquarium theme, (ii) with a name, logo, trade dress or other Company Intellectual Property (as such term is defined in the Merger Agreement) used by, or similar to the name, logo, trade dress or other Company Intellectual Property of, the Company (including, without limitation, the "Rainforest Cafe" name, logo, trade dress and other Company Intellectual Property), or (iii) (A) located at a theme park owned, managed, leased or operated in whole or in part by Disney or any one or more of its subsidiaries (each, a "Disney Theme Park") during the period from and after
                           -----------------
the date hereof through to and including the first anniversary of the Closing Date and (B) (x) within a one-quarter mile radius of any Rainforest Cafe at any Disney Theme Park during the period from the first anniversary of the Closing Date through to and including the fifth anniversary of the Closing Date and (y) if outside a one-quarter mile radius during the period from the first anniversary of the Closing Date through to and including the fifth anniversary of the Closing Date, only with the prior written approval of Purchaser (such approval not to be unreasonably withheld or delayed); provided, however, that
                                                      --------  -------
notwithstanding anything to the contrary in this Section 4.2(a), the Consultant:
(i) may purchase or otherwise acquire up to ten percent (10%) of any class of securities of any person (but without otherwise participating in the activities of such person) if such securities are listed on any national securities exchange or NASDAQ; and (ii) may, pursuant to license agreements to be entered into with the Company (which shall contain financial terms and conditions consistent with other license agreements entered into by the Company for international Rainforest Cafe restaurants), develop, own and operate Rainforest Cafe restaurants in New Zealand, Australia and Germany, provided that the exclusion contained in this clause (ii) shall not be available to Consultant if the Consultant and the Company do not enter into definitive written license agreements with respect thereto within one year following the Closing Date, provided further that if prior to the time a definitive license agreement is entered into between the Company and Consultant with respect to any one or more of New Zealand, Australia and Germany, Purchaser receives a bona fide offer with respect to any such country, then Purchaser shall notify Consultant thereof and, not withstanding the immediately preceding proviso,

Consultant shall have until the earlier of (x) 90 days following Consultant's receipt of notice of such offer and (y) the first anniversary of the Closing Date, to enter into a definitive written license agreement with the Company with respect to such country.

               (b) During the Restricted Period, the Consultant shall not (either directly or indirectly, through Representatives or otherwise), engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be associated with as an officer, employee, partner, director or otherwise with, or aid or assist any other person in the conduct of, any restaurant, food service or restaurant business (i) within a two mile radius of any Rainforest Cafe identified on Exhibit A hereto during the period from and after the date hereof through to and
--------
including the second anniversary of the Closing Date and (ii) within a one mile radius of any Rainforest Cafe identified on Exhibit A hereto during the period
                                            ---------
after the second anniversary of the Closing Date through to and including the fifth anniversary of the Closing Date; provided, however, that notwithstanding
                                       --------  -------
anything to the contrary in this Section 4.2(b), (A) the Consultant may purchase or otherwise acquire up to ten percent (10%) of any class of securities of any person (but without otherwise participating in the activities of such person) if such securities are listed on any national securities exchange or NASDAQ, (B) the Consultant's involvement in any manner with the "Redstone Grill" restaurant concept within the forementioned radius with respect to the Mall of America shall not constitute a violation of this Section 4.2(b), and (C) the Consultant may engage in, invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, any food service or restaurant business (1) which has a restaurant inside the applicable forementioned radius and which either (I) has been in operations for at least twelve months at the time of his involvement or (II) does not constitute the primary asset of such food service or restaurant business (provided further that the exclusions contained in clauses (C)(1)(I) and (C)(1)(II) shall not be available to Consultant with respect to any Disney Theme Park, (2) which is located on property currently owned by Lakes Gaming Inc. in the vicinity of the MGM Grand Hotel in Las Vegas, Nevada, or (3) which is located in a casino managed by Lakes Gaming Inc.; and (C) the

Consultant shall not be required to reduce the extent of, divest or terminate his involvement in any of the entities listed on Exhibit B hereto.

          Section 4.3  No Disparagement or Communication.  Consultant shall not
                       ---------------------------------
make, or cause to be made, any statement, observation or opinion, or communicate any information (whether oral or written) to the press, media or any third party, that (i) disparages the reputation or business of Purchaser, the Merger or the other transactions contemplated by the Merger Agreement, or (ii) discusses or otherwise relates to the Rainforest Cafe concept, its creation, or the historical or ongoing business of the Company or Rainforest Cafe, or new restaurant openings; provided, however, that nothing in clause (ii) of this
                     --------  -------
Section 4.3 shall prohibit Consultant from making factual statements relating to the Company or Rainforest Cafe with respect to the period of time between its creation and the Merger in connection with a personal interest article about the Consultant. In the event that the Consultant is questioned, or is asked to comment or respond to a statement or inquiry from any press or media which relates, directly or indirectly, to business activities of the Company or Rainforest Cafe or the opening of a new restaurant, then Consultant shall unequivocally state at the outset of any such interaction that he is no longer employed by the Company and that all inquiries relating to the Company or Rainforest Cafe should be referred to Purchaser.

          Section 4.4  Confidentiality.
                       ---------------

               (a) Except as and only to the extent set forth in Section 4.4(b) hereof, the Consultant shall, and shall cause the Control Representatives of such Consultant to, and shall use his reasonable best efforts to ensure that the Other Representatives of such Consultant shall, hold in strict confidence, and not (directly or indirectly) make known, or disclose, furnish or otherwise make available to any person or business, any of the Confidential Information.

               (b)  Notwithstanding Section 4.4(a) hereof:

                    (i)  the Consultant shall not have any obligation under
     Section 4.4(a) with respect to, and only to the extent that, any

     Confidential Information becomes generally known or is publicly disclosed or publicly available, in each case, through disclosure other than by the Consultant or the Representatives of such Consultant; and

               (ii) in the event that the Consultant or any of its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any investigation by any Governmental Authority (as defined in the Merger Agreement) or arbitration tribunal or otherwise) to disclose any of the Confidential Information, the Consultant shall, to the extent permitted under law, notify the Purchaser promptly orally and in writing so that the Purchaser may seek a protective order or other appropriate remedy. In such an event, the Consultant (on its own behalf and on behalf of each of the Representatives of such Consultant) (x) agrees that only such portion of the Confidential Information shall be disclosed which is legally required to be so disclosed or which the Consultant or the Representative of such Consultant is advised by counsel as being reasonably likely to be legally required to be so disclosed and (y) shall exercise reasonable best efforts to obtain reliable assurance that confidential treatment will be accorded such disclosed Confidential Information.

          Section 4.5  Nonsolicitation.
                       ---------------

               (a) During the Restricted Period, the Consultant shall not (either directly or indirectly through Control Representatives, circulars, advertisements or otherwise), whether on behalf of the Consultant or on behalf of any other person:

                    (i) solicit (or cause, or authorize, to be solicited), divert or otherwise attempt to obtain the business of any person who is, or has at any time within three (3) years prior to the date of such action been, a franchisee, licensee or business relation of the Purchaser for any purpose which is competitive with the Business;

               (ii) disturb or attempt to disturb in any adverse respect any business relationship between any person and the Purchaser;

               (iii) seek or attempt to persuade, induce or encourage any director, officer, employee, consultant, advisor or other agent of the Purchaser to discontinue his or her status or employment therewith or to become employed or otherwise engaged in a business of the same or of a similar nature to the Business;

               (iv) solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person employed by, under exclusive contract with, providing exclusive services to, or otherwise exclusively engaged by Purchaser; and

               (v) solicit or employ, or otherwise hire or engage as an employee, independent contractor, consultant, advisor or otherwise, any person at any time within six (6) months following the date of cessation of employment of such person or the termination of such person's other status, as the case may be, with the Purchaser.

          Section 4.6  Additional Acknowledgments and Agreements.  In addition
                       -----------------------------------------
to the foregoing, Consultant acknowledges and agrees that he will not make any use whatsoever of any Company Intellectual Property for any reason whatsoever. Consultant also acknowledges and agrees that he has no right, title, or interest in, or to any Company Intellectual Property. Notwithstanding the foregoing, to the extent that Consultant created any Company Intellectual Property, Consultant hereby assigns to Company all of his right, title and interest (if any) in, to and under, all Company Intellectual Property retroactive to the date he created such Company Intellectual Property.

          Section 4.7  Term.
                       ----

               (a) Unless otherwise expressly limited by the terms hereof, all covenants contained in Sections 4.3, 4.4 and 4.6 of this Agreement shall remain in effect and survive indefinitely.

               (b) For purposes of Article IV of this Agreement, the term "Restricted Period" means the period commencing on the Closing Date through to
 -----------------
 the fifth annual anniversary of the Closing Date.

          Section 4.8  Definitions.  For purposes of Article IV of this
                       -----------
Agreement, the following terms shall have the following meanings:

               (a)  "affiliate" of any person means another person that
                     ---------
directly or indirectly controls, is controlled by, or is under common control with, such first person, where "control" means the possession, directly or
                                -------
indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise. For the purposes of this Agreement, the term "affiliated" has a meaning correlative to the foregoing;
                     ----------

               (b)  "Control Representative" of any person means the
                     ----------------------
Representatives of such person which are controlled (as such term is defined in the definition of "affiliate" above) by such person;

               (c)  "Other Representative" of any person means all
                     --------------------
Representatives of such person other than the Control Representatives of such person;

               (d)  "person" means any natural person, firm, partnership,
                     ------
association, corporation, company, limited liability company, unincorporated organization, joint venture, trust, self-regulatory organization, business trust, Governmental Authority or other entity;

               (e)  "Representative" of any person means such person's
                     --------------
subsidiaries and affiliates and the directors, officers, employees, agents, affiliates, consultants, advisors and other representatives of such person and each of such person's subsidiaries and affiliates; and

               (f)  "subsidiary" of any party means (x) a corporation, a
                     ----------
majority of the voting or capital stock of which is as of the time in question directly or indirectly owned by such party and (y) any other partnership, joint venture, association, joint stock company, trust, unincorporated organization or similar entity, in which such party, directly or indirectly, owns a majority of the equity interest thereof or has the power to elect or direct the election of a majority of the members of the governing body of such entity or otherwise has control over such entity (e.g., as the managing partner of a partnership).
                          ----

                                    ARTICLE V

                                 MISCELLANEOUS

          Section 5.1  Independent Contractor.  During the term of this
                       ----------------------
Agreement, the Consultant shall be an independent contractor and not an employee of Purchaser.

          Section 5.2  Successors; Binding Agreement. This Agreement and all
                       -----------------------------
rights of the parties hereunder shall inure to the benefit of and be enforceable by each party's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

          Section 5.3  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other addresses for a party as shall be specified by the notice):

          If to Purchaser:

               Landry's Seafood Restaurants, Inc.
               1400 Post Oak Blvd., Suite 1010
               Houston, Texas 77056
               Attention: Steven L. Scheinthal
               Telephone No.: (713) 850-1010
               Telecopy No.:  (713) 623-4702

          If to the Consultant:

               Steven W. Schussler
               3216 Gettysburg Avenue South
               St. Louis Park, Minnesota 55416
               Telephone No.: (612) 936-9651


          Section 5.4  Specific Performance.  The Consultant recognizes and
                       --------------------
agrees that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the Purchaser for which money damages would not be an adequate remedy. Accordingly, the Consultant agrees that, in addition to any other available remedies, the Purchaser shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the Consultant shall not allege, and the Consultant hereby waives the defense, that there is an adequate remedy at law.

          Section 5.5  Severability; Modification.  If any provision(s) of this
                       --------------------------
Agreement shall for any reason be invalid or unenforceable in any jurisdiction, such provision(s) shall be ineffective in such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction. Without limiting the generality of the immediately preceding sentence, in the event that a court of competent jurisdiction determines that the provisions of this Agreement would be unenforceable as written because they cover too extensive a geographic area, too broad a range of activities, or too long a period of time, or otherwise, then such provisions will automatically be modified to cover the maximum geographic area, range of activities, and period of time as may be enforceable, and, in addition, such court is hereby expressly authorized so to modify this Agreement and to enforce it as so modified.

          Section 5.6  Interpretation.  The parties have participated jointly in
                       --------------
the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          Section 5.7  Assignment.  Neither this Agreement, nor any rights,
                       ----------
interests or obligations hereunder, may be directly or indirectly assigned, delegated or transferred by any party to this Agreement, in whole or in part, to any other person without the prior written consent of the other party hereto; provided, however, that the Purchaser may freely assign (whether by operation of
--------  -------
law or otherwise) all or a portion of its rights under this Agreement.

          Section 5.8  Miscellaneous.  No provisions of this Agreement may be
                       -------------
modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by the parties which are not set forth expressly in this Agreement. This Agreement shall be governed and construed in accordance with the laws of the State in which the Purchaser is incorporated on the date hereof, without giving effect to the principles of conflicts of law thereunder or of any other jurisdiction.

          Section 5.9  Contents of Agreement.  This Agreement sets forth the
                       ---------------------
entire agreement of the parties hereto with respect to the matters contemplated hereby. This Agreement supersedes all prior agreements and understandings among the parties hereto relating to the subject matter hereof.

          Section 5.10 Section Headings and Gender.  All Section headings and
                       ---------------------------
the use of a particular gender are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

          Section 5.11 Counterparts.  This Agreement may be executed in
                       ------------
counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Employee Termination, Consulting and Non-Competition Agreement as of the date and year first above written.

                                              /s/ Steven W. Schussler
                                             ------------------------
                                             Steven W. Schussler

                                             LANDRY'S SEAFOOD
                                             RESTAURANTS, INC.

                                             By: /s/ Tilman J. Fertitta
                                                 -----------------------
                                                 Name: Tilman J. Fertitta
                                                 Title: Chairman, President and
                                                        Chief Executive Officer